Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1 of Ceres Ventures, Inc. of our report dated April 13, 2012, on our audits of the consolidated balance sheets of Ceres Ventures, Inc. (“the Company”) (a development stage company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2011, the period from October 14, 2010 (inception) through December 31, 2010, and for the cumulative period from October 14, 2010 (inception) through December 31, 2011. We also consent to the reference to us under the heading “Experts” in the Registration Statement.

Our report, dated April 13, 2012, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has not generated any revenue since inception, has a substantial accumulated deficit, and does not have positive cash flows from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

September 24, 2012